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                                                                     EXHIBIT 3.1



                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                            NETVALUE HOLDINGS, INC.


          NETVALUE HOLDINGS, INC., a corporation existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     FIRST:    The present name of the Corporation is NETVALUE HOLDINGS, INC.
The name under which the Corporation was originally incorporated was SUNCL, INC. The date of the filing of the Corporation's original Certificate of Incorporation was September 18, 1998. An Amended and Restated Certificate of Incorporation was filed on November 16, 1998.

     SECOND:   This Restated Certificate of Incorporation restates and
integrates and further amends the Certificate of Incorporation of the Corporation.

     THIRD: This Restated Certificate of Incorporation was duly adopted by written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

     FOURTH:   The text of the Certificate of Incorporation as amended
heretofore is further amended hereby to read as herein set forth in full:

     1.   The name of the corporation is:

               Net Value Holdings, Inc.

     2. The address of its registered office in the State of Delaware is Incorporating Services, Ltd., 15 East North Street, Dover, Delaware 19901, located in the County of Kent, Delaware. The name of its registered agent at such address is Incorporating Services, Ltd.

     3.   The nature of the business or purposes to be conducted or promoted is:

               To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as amended (the "DGCL").
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     4.   The authorized capital stock of the Corporation shall consist of
60,000,000 shares of which 10,000,000 shall be Preferred Stock, with a par value of $.001 per share, and 50,000,000 shall be Common Stock, with a par value of $.001 per share, and the voting powers, designations, preferences and relative, participating, optional or other special qualifications, limitations or restrictions thereof are set forth hereinafter:

     (a) The Preferred Stock may be issued in one or more series, each of which shall be distinctively designated, shall rank equally and shall be identical in all respects except as otherwise provided in subsection
          (b) of this Section 4.

     (b) Authority is hereby vested in the Board of Directors to issue from time to time the Preferred Stock of any series and to state in the resolution or resolutions providing for the issuance of shares of any series the voting powers, if any, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of such series to the full extent now or hereafter permitted by the law of the State of Delaware in respect of the matters set forth in the following clauses (i) to
          (viii) inclusive:

          (i) the number of shares to constitute such series, and the distinctive designations thereof;

          (ii)   the voting powers, full or limited, if any, of such series;

          (iii) the rate of dividends payable on shares of such series, the conditions on which and the times when such dividends are payable, the preference to, or the relation to, the payment of the dividends payable on any other class, classes or series of stock, whether cumulative or non-cumulative and, if cumulative, the date from which dividends on shares of such series shall be cumulative;

          (iv) the redemption price or prices, if any, and the terms and conditions on which shares of such series shall be redeemable;

          (v) the requirement of any sinking fund or funds to be applied to the purchase or redemption of shares of such series and, if so, the amount of such fund or funds and the manner of application;

          (vi) the rights of shares of such series upon the liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

          (vii) the rights, if any, of the holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class, classes or series of stock and the price or prices or the rates of exchange and the

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                 adjustments at which such shares shall be convertible or
                 exchangeable, and any other terms and conditions of such conversion or exchange; and

          (viii) any other preferences and relative, participating, optional or other special rights of shares of such series, and qualifications, limitations or restrictions including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any qualifications, limitations or restrictions of rights or powers to which shares of any future series shall be subject.

     (c) The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the votes of all classes of voting securities of the Corporation without a class vote of the Preferred Stock, or any series thereof, except as otherwise provided in the resolution or resolutions fixing the voting rights of any series of the Preferred Stock.

     5.   The Corporation is to have perpetual existence.

     6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation. Elections of Directors need not be written ballot unless the By-Laws of the Corporation shall so provide.

     7. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     8. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the Director derived any improper personal benefit.

     9. The corporation shall, to the full extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant thereto.

     10. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or

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class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.


     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Andrew P. Panzo, its President and Chief Executive Officer, this 26th day of July, 1999.



                                    NET VALUE HOLDINGS, INC.


                                    By:  /s/ Andrew P. Panzo
                                         ---------------------------------------
                                         Andrew P. Panzo
                                         President and Chief Executive Officer